Exhibit 99.1

Anchiano Appoints Steve DiPalma as Chief Financial Officer

CAMBRIDGE, Mass., May 5, 2020 – Anchiano Therapeutics Ltd. (Nasdaq: ANCN) (the “Company”) today announced it has appointed Mr. Steve DiPalma as its Chief Financial Officer. Mr. DiPalma has served as a Senior Financial Advisor to Anchiano by agreement with Danforth Advisors since 2018; he will succeed Jonathan Burgin, who is leaving the Company as part of the planned closure of the Company’s Israel offices and facilities. Mr. Burgin will remain in the position of Chief Operating Officer until the final closure of the Israeli offices and facilities on May 31, 2020. The Company also entered into a consulting agreement with Mr. Burgin, pursuant to which Mr. Burgin agreed to support the financial, accounting and treasury functions of the Company following his departure.

“We warmly welcome Steve as our new CFO at Anchiano. Steve is an experienced executive in the biotechnology industry who has provided us with thoughtful advice since he began advising the company, and we look forward to his continued guidance,” said Frank G. Haluska, M.D., Ph.,D, President and Chief Executive Officer of Anchiano. “I want to thank Jonathan for his commitment and dedication to Anchiano, and we wish him well in his future endeavors.”

Mr. DiPalma added, “The team at Anchiano is very dynamic and has been a pleasure to work with; I am looking forward to helping the company continue developing and executing upon its strategy.”

Mr. DiPalma brings more than 30 years of experience in life sciences and healthcare and has served as a Senior Financial Advisor to Anchiano by agreement with Danforth since 2018. Mr. DiPalma has served as the Chief Financial Officer and finance lead for eight public companies prior to and since joining Danforth, and has served as Chief Financial Officer, Chief Operating Officer, Chief Executive Officer or Director of eight privately-held companies. In these roles, Mr. DiPalma has managed finance, accounting, and a variety of corporate functions successfully. He has extensive experience in international fundraising and corporate structuring. Mr. DiPalma received his M.B.A. from Babson College and his B.S. from the University of Massachusetts-Lowell.

About the Company

The Company is a biopharmaceutical company dedicated to the discovery and development of new cancer therapies designed to target the products of mutated genes that are drivers of human malignancies. The Company is developing small-molecule pan-mutant RAS inhibitors and inhibitors of PDE10 and the b-catenin pathway. For more information on the Company, please visit www.anchiano.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of the Company, including, without limitation, the risk factors and other matters set forth in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Company Contact:

Frank Haluska, M.D., Ph.D.

President and Chief Executive Officer

info@anchiano.com

Investor Contact:

Ashley R. Robinson

Managing Director

LifeSci Advisors, LLC

617-430-7577

arr@lifesciadvisors.com